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                                                                 EXHIBIT 10.20.2

                                PAYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") is effective this 4th day of August, 2005, and is made by and between Epixtar Corp. ("Epixtar") and DDM Consulting, Inc. ("DDM").

WHEREAS, Epixtar and the former shareholders of Epixtar Marketing Corp. ("EMC") entered into an agreement for the purchase and sale (the "Acquisition Agreement") of EMC, then Innovative Marketing Strategies, Inc. ("IMS"), on November 29, 2004;

WHEREAS, pursuant to said Acquisition Agreement, Epixtar agreed to guarantee the payment of a debt owed to DDM by IMS (the "Cash Debt"), payable pursuant to the terms of a Guarantee Agreement executed between the parties hereto on January 7, 2005;

WHEREAS, as of the effective date of this Agreement, the outstanding balance of the Cash Debt is One Hundred Ninety-Two Thousand Six Hundred One Dollars and Fifty-Seven Cents ($192,601.57) (the "outstanding balance");

WHEREAS, the parties have mutually agreed to set forth new terms for the payment of the Cash Debt.

NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, their receipt and sufficiency being hereby acknowledged, the parties hereto do mutually agree as follows:

1. DDM has agreed to reduce the current outstanding balance of the Cash Debt by fifty percent (50%) to Ninety-Six Thousand Three Hundred Dollars and Seventy-Eight Cents ($96,300.78) (the "New Debt"), which New Debt shall be repayable in full as set forth below.

2. On or before August 5, 2005, Epixtar shall pay to DDM a payment in the amount of Sixteen Thousand Fifty Dollars and Thirteen Cents ($16,050.13).

3. On or before August 12, 2005, Epixtar shall pay to DDM a payment in the amount of Sixteen Thousand Fifty Dollars and Thirteen Cents ($16,050.13).

4. On or before September 5, 2005, and on or before the 5th day of each successive month thereafter with the last payment occurring on December 5, 2005, Epixtar shall pay to DDM a payment in the amount of Sixteen Thousand Fifty Dollars and Thirteen Cents ($16,050.13) in full satisfaction of the amount of the debt.

5. The Parties agree that this Agreement sets forth the entire understanding of the parties hereto and supersedes all prior oral and written agreements between the parties relative to the subject matter hereof, including the Guarantee Agreement, and merges all prior and contemporaneous discussions between them. Neither party shall be bound by any condition, representation, warranty, covenant or provision other than as expressly stated in or contemplated by this Agreement, unless hereafter set forth in a written instrument executed by such party. This Agreement may only be amended, modified or supplemented if done so in writing and signed by an authorized representative of each party hereto.

6. Each of the following, if uncured within the applicable time period set forth below, shall constitute an "Event of Default" under this Agreement:

(iii) failure of Epixtar to make any payment under this Agreement when due; or

(iv) any assignment for the benefit of Epixtar's creditors or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Epixtar, any of which are not dismissed within sixty (60) days.

7. Epixtar shall have ten (10) business days after receipt of written notice from DDM of an Event of Default in which to cure the stated Event of Default. If Epixtar cures the stated Event of Default within the allotted ten (10) day cure period, the cured Event of Default will be deemed to have not occurred. Interest shall not be applicable in the event a late payment is made.

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8. Notwithstanding Section 6 of this Agreement, or anything else herein to the contrary, upon the occurrence of an Event of Default by Epixtar hereunder that remains uncured for any applicable cure period, this Agreement shall immediately become null and void and the terms of the Note and all related documents shall be reinstated in full force and effect without the need for any further action by the parties.

9. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of law principles. The parties agree that any and all disputes arising out of or related to this Agreement shall be litigated and heard exclusively in the United States District Court for the Southern District of Florida located in Miami-Dade County, Florida. The parties agree that all discovery in such litigation shall occur only in Miami-Dade County, Florida. If a party institutes any action or proceeding against the other party relating to the provisions of this Agreement or any default hereunder, the unsuccessful party in such action or proceeding will reimburse the successful party therein for the reasonable expenses of attorneys' fees and disbursements incurred by the successful party.

10. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

11. The rule of construction that a written Agreement be construed against the party preparing or drafting such Agreement shall specifically not be applicable in the interpretation of this Agreement and any documents executed and delivered pursuant to or in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EPIXTAR CORP.                                        DDM CONSULTING, INC.


By _________________________                         By ________________________

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